UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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BRT APARTMENTS CORP.
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BRT Apartments Corp.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
(516) 466-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 12, 2019

The Annual Meeting of Stockholders of BRT Apartments Corp., a Maryland corporation, will be held on Tuesday, March 12, 2019, at 9:00 a.m., local time, at the offices of BRT Apartments Corp., 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, for the following purposes:

1.	To elect four Class II Directors, each to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualify;
2.	To consider and vote on a proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending September 30, 2019; and
3.	To transact any other business as may properly come before the meeting.

Stockholders of record at the close of business on January 11, 2019 are entitled to notice of and to vote at our annual meeting. It is important that your shares of common stock be represented and voted at the meeting. You can vote your shares of common stock by completing and returning the proxy card. Certain stockholders can also vote their shares of common stock over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

S. Asher Gaffney

Secretary

Great Neck, New York
January 22, 2019

BRT APARTMENTS CORP.
2019 ANNUAL MEETING
PROXY STATEMENT

PROXY STATEMENT

GENERAL

Our Board of Directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2019 annual meeting of stockholders of BRT Apartments Corp. In this proxy statement we refer to BRT Apartments Corp. as “BRT,” “we,” “our,” “us,” “our company,” to our Board of Directors as the “Board”, and to our shares of common stock as “common stock” or “shares.” The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, New York, at 9:00 a.m., local time, on Tuesday, March 12, 2019.

Our fiscal year begins on October 1st and ends on September 30th. Unless otherwise indicated or the context otherwise requires, all references to a year (e.g., 2018), refer to the applicable fiscal year ended September 30th.

Our executive offices are located at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021. Our telephone number is (516) 466-3100.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will vote on the following matters:

•	election of four directors (Matthew J. Gould, Louis C. Grassi, Israel Rosenzweig and Jeffrey Rubin) to hold office until the 2022 annual meeting and until their respective successors are duly elected and qualify;
•	ratification of the appointment of our independent registered public accounting firm, BDO USA, LLP, for the year ending September 30, 2019; and
•	such other matters as may properly come before the meeting.

Who is entitled to vote?

We are mailing this proxy statement on or about January 24, 2019 to holders of record of our common stock as of the close of business on January 11, 2019, which we refer to as the “record date”. The record date was established by our Board. Stockholders as of the close of business on the record date are entitled to notice of and to vote their shares at the meeting. Each share of common stock is entitled to one vote and stockholders do not have the right to vote cumulatively in the election of directors. Shares of our common stock constitute our only outstanding class of voting securities and will vote as a single class on all matters to be considered at the annual meeting.

What constitutes a quorum?

A quorum is the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting. On the record date, there were 15,910,699 shares of common stock outstanding and entitled to vote. In order to carry on the business at the meeting, holders of a majority of our outstanding shares must be present in person or by proxy. This means that at least 7,995,335 shares of common stock must be present at the meeting, either in person or by proxy, to constitute a quorum. Generally, action cannot be taken at the meeting unless a quorum is present.

Abstentions and brokers non-votes, as described herein, will be considered present for the purpose of determining the presence of a quorum.

How do I vote?

Because many stockholders cannot attend the meeting in person, it is necessary that a large number of stockholders be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage paid envelope provided.

Please refer to your proxy card or to the information provided by your bank, broker, or other holder of record to see which options are available to you. You should be aware that if you vote by telephone or over the Internet, you may incur costs, such as telephone or Internet access charges, for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., New York City time on March 11, 2019. If you vote by telephone or via the Internet, it is not necessary to return a proxy card.

Is my vote important?

Yes. Under applicable rules, brokers, banks and other nominees are prohibited from voting shares held in street name on matters pertaining to the election of directors unless the client specifically instructs his or her nominee to vote their shares. Shares held in street name and for which voting instructions are not provided and accordingly, as to which bank, brokers and other nominees do not have discretionary authority to vote on their clients’ behalf, are referred to “broker non-votes.”

How many votes are needed to approve each of the proposals assuming that a quorum is present at the annual meeting?

The affirmative vote of a majority of the total votes cast “for,” “against,” and “withheld” as to a nominee is required for the election of such nominee as director. Abstentions, if any, and broker non-votes, will not be counted as votes cast and will have no effect on the results of the election of any director.

The affirmative vote of a majority of the votes cast on the proposal to ratify the appointment of our independent registered public accounting firm, BDO USA LLP, for the year ending September 30, 2019, is required to approve this proposal. Abstentions will not be counted as votes cast and will have no effect on the result of the vote. Brokers, banks and other nominees are not prohibited from voting shares held in street name in their discretion on this proposal, and we do not expect to receive any broker non-votes on this proposal.

What is householding?

Stockholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of stockholders of record, or such stockholder’s broker, bank or nominee, in the case of stockholders whose shares are held in street name, receive contrary instructions. This practice, known as “householding,” is designed to reduce printing and mailing costs. Stockholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their broker, bank or nominee or (2) if they are stockholders of record, direct a written request to: BRT Apartments Corp., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Secretary.

When are stockholder proposals due for the 2020 annual meeting?

We expect that our annual meeting of stockholders for the year ending September 30, 2019 will be held in March 2020.

Our bylaws require that we be given advance written notice of nominations for election to our Board and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Secretary must receive such notice, as well as the information and other materials required by our bylaws, at our principal executive office not later than September 26, 2019 and no earlier than August 27, 2019 for matters or nominations to be properly presented at the 2020 annual meeting of our stockholders.

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2020 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Secretary at the address set forth on the cover page of this proxy statement no later than September 26, 2019. Any proposal should be addressed to our Secretary and may be included in next year’s proxy materials for our 2020 annual meeting of stockholders only if such proposal complies with the rules and regulations promulgated by the Securities and Exchange Commission, which we refer to as the “SEC.” Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy card relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

Who will count the vote?

A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, will tabulate the votes and act as inspector of elections.

Can I revoke my proxy before it is exercised?

If you hold stock directly in your name, you can revoke your proxy at any time before it is voted at the annual meeting by filing a written revocation with our Secretary, or delivering to American Stock Transfer and Trust Company, LLC a properly executed proxy bearing a later date. You may also revoke your proxy with a timely and valid later telephone or Internet vote or by attending the meeting and voting in person. If not so revoked, the shares represented by such proxy will be voted.

If your shares are held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee’s procedures if you want to revoke or change the instructions that you previously provided to the nominee. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.

How will my shares be voted?

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked, will be voted at the meeting in accordance with your instructions. If no choice is indicated on the proxy card received from a registered holder, the persons named as your proxies will vote your shares, “FOR” the election of the four nominees for Class II Director named in this proxy statement (i.e., Matthew J. Gould, Louis C. Grassi, Israel Rosenzweig and Jeffrey Rubin), “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019, and as the proxy holders may determine, in their discretion, with respect to any other matters that may properly come before the meeting. The Board is not currently aware of any business or nominations that may properly be brought before the meeting to be acted upon at the meeting other than as described in this proxy statement.

If other business is properly introduced at the annual meeting, the persons named in the proxy as the proxy holders will vote on such matters at their discretion. If any nominee named in this proxy statement is unwilling or unable to serve as a director, our board of directors may nominate another individual for election as a director at the annual meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who is soliciting my vote and who pays the cost?

We are soliciting proxies and will pay the entire cost of soliciting proxies, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our full-time and part-time employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold common shares and to request instruction on how to vote the shares. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained DF King for a fee of $6,000 and the reimbursement of certain expenses, to aid in the solicitation of proxies from our stockholders. To the extent necessary in order to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of communication or electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

GOVERNANCE OF OUR COMPANY

General

We are governed by the Board and by the committees of the Board. Members of the Board are kept informed about our business through discussions with our Chairman, our Chief Executive Officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. During 2018, the Board held four meetings and each director attended at least 75% of the aggregate number of Board and meetings of all committees of the Board on which such director served. We typically schedule a Board meeting in conjunction with our annual meeting of stockholders and encourage our directors to attend the annual meeting of stockholders. Six directors attended our 2018 annual meeting of stockholders – four directors were unable to attend due to the snowstorm that occurred in New York on the date of such meeting.

Code of Business Conduct and Ethics

We have adopted an amended and restated code of business conduct and ethics, which we refer to as the “Conduct Code”, that applies to all of our and our affiliates respective directors, officers and employees. The Conduct Code covers a variety of topics, including conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Conduct Code is available at the corporate governance section of our website and may be obtained by writing to our corporate secretary at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021. During 2018, there were no waivers of the provisions of the Conduct Code with respect to any of the persons subject thereto. We will post any amendments to, or waivers of, the Conduct Code on our website.

Risk Oversight

Management is responsible for the day-to-day management of risks we face. Our Board has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks; our nominating and corporate governance committee oversees corporate governance risks; and our compensation committee oversees risks relating to remuneration of our officers and employees. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

At each quarterly meeting of the audit committee, a portion of the meeting is devoted to reviewing the status of the properties in our portfolio and other matters (including related party transactions) which might have a material adverse impact on current or future operations. A senior executive officer reports to the committee regarding the activities of our disclosure controls and procedures committee – this committee is comprised primarily of the individuals responsible for our financial and regulatory reporting, meets approximately six to eight times a year and is responsible for identifying areas of risk and in particular, risks with respect to disclosure controls and internal controls over financial reporting. In addition, a senior executive officer, our internal auditor and the independent registered public accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to our compliance with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

At Board meetings, the directors review significant risk issues brought to their attention by management, the audit committee and other Board committees.

Leadership Structure

Our company is led by Israel Rosenzweig, Chairman of our Board, whom we refer to as our Chairman, and Jeffery A. Gould, President and Chief Executive Officer, whom we refer to as our Chief Executive Officer. The Board believes that: (i) separating the role of Chairman and Chief Executive Officer is the most appropriate structure at this time because it makes the best use of the abilities of Messrs. Rosenzweig and Gould; and (ii) this leadership structure provides appropriate risk oversight of our activities.

Committees of the Board

Our Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board has adopted a charter for each standing committee, as well as corporate governance guidelines that address the make-up and functioning of the Board and its committees.

The charter for each standing committee requires that such committee be comprised of at least three independent directors and in the case of the audit committee, also requires that at least one member of the committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate.

You can find each charter and the corporate governance guidelines by accessing the corporate governance section of our website at www.brtapartments.com. Copies of these charters and the corporate governance guidelines may be obtained by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary.

The table below provides membership and meeting information for each of the committees of the Board for 2018:

Name	Audit	Compensation	Nominating and Corporate Governance
Alan H. Ginsburg		✓
Louis C. Grassi	Chair*		✓
Gary Hurand	✓		Chair
Jeffrey Rubin		Chair
Jonathan H. Simon
Elie Weiss	✓		✓
Number of Meetings	4	2	2
*	Audit committee financial expert.

Audit Committee

This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualification and independence, (iv) the performance of the accounting firm performing our internal control audit function, and (v) the preparation of the audit committee report required by the SEC for inclusion in this proxy statement. This committee is also responsible for the selection and engagement of our independent registered public accounting firm and for approving related party transactions.

Compensation Committee

This committee reviews and makes recommendations and/or determinations with respect to the salaries, bonuses and stock awards of our directors and full-time named executive officers.

Nominating and Corporate Governance Committee

This committee’s principal responsibilities include proposing to the Board a slate of nominees for election to the Board at the annual meeting of stockholders, recommending committee assignments to the Board, making a recommendation to the Board with respect to the independence of each director and nominee, identifying and recommending candidates to fill vacancies on the Board or committees thereof between annual meetings of stockholders, overseeing Board and committee performance evaluations, proposing a slate of officers to the directors for election at the annual meeting of the Board and monitoring corporate governance matters, including overseeing our corporate governance guidelines.

Director Qualifications

The Board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to us. Our nominating and corporate governance committee considers the personal and professional attributes and the business experience of each candidate for director to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.

When considering candidates for director, the nominating and corporate governance committee will take into account a number of factors, including the following:

•	Independence from management;
•	Whether the candidate has relevant business experience;
•	Judgment, skill, integrity and reputation;
•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership;
•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for compensation committee membership; and
•	The size and composition of the existing board.

The nominating and corporate governance committee will consider candidates for director suggested by stockholders, applying the criteria for candidates described above, considering the additional information referred to below and evaluating such nominees in the same manner as other candidates. Stockholders wishing to suggest a candidate for nomination for election as a director should write to our Secretary and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;
•	The name of and contact information for the candidate;
•	A statement of the candidate’s business and educational experience;
•	Information regarding each of the factors listed above sufficient to enable the committee to evaluate the candidate;
•	A statement detailing any relationship between the candidate and any of our competitors;
•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Before nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider:

•	The director’s performance on the Board; and
•	Whether the director’s re-election would be consistent with our corporate governance guidelines.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from management, incumbent directors or others. The committee or its chairman will interview a candidate if it is believed the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate’s election to the full board.

The nominating and corporate governance committee generally intends to recommend that the Board nominate incumbent directors who the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that such directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body.

Independence of Directors

The Board affirmatively determined that for the purposes of the corporate governance requirements of the New York Stock Exchange, each of (i) Alan H. Ginsburg, Louis C. Grassi, Gary Hurand, Jeffrey Rubin, Jonathan H. Simon and Elie Weiss, constituting 60% of our directors, and (ii) the members of our audit, compensation and nominating and corporate governance committees, is independent. The Board based these determinations primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with directors and relevant facts and circumstances provided to management of any relationships bearing on the independence of a director.

In evaluating Gary Hurand’s independence, the Board was aware that (i) a family entity in which he has a 40% equity interest owns a preferred limited partnership interest in Gould Investors L.P., (described below) and (ii) the agreements entered into from time-to-time between the family entity and Gould Investors with respect to such interest. In concluding that Mr. Hurand is independent, the Board took into account, among other things, the limited voting rights associated with the preferred limited partnership interest and that no member of the Hurand family, including Mr. Hurand, has any management involvement in Gould Investors. Gould Investors is an affiliate of ours and is primarily engaged in the ownership and operation of real estate properties held for investment. See “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee has ever been an officer or employee of our company or any of our subsidiaries or has had any relationship with us that would require disclosure under Item 404 of Regulation S-K (Certain Relationships and Related Party Transactions).

Compensation of Directors

The following table sets forth the cash compensation payable in 2018 to the directors for service on the Board and its committees, all of whom, except as indicated in footnote 2 below, are non-management directors (i.e., those directors who are not employees or officers of our company or any of its affiliates):

			Committee
	Board		Audit	Compensation	Nominating
Annual retainer(1)	$20,000		$5,000	$4,000	$3,000
Presence in-person at meeting	1,250		1,000	1,000	1,000
Presence by telephone at meeting	750		750	750	750
Chairman’s annual retainer(1)	247,500	(2)	10,000	8,000	4,000
(1)	The committee chairman receives both the annual retainer and the annual retainer for serving as chairman of such committee.
(2)	Reflects the compensation paid to Israel Rosenzweig, a management director, for his service as Chairman of our Board. Effective January 1, 2019, such retainer was increased to $265,000. See “Executive Compensation—Compensation Discussion and Analysis—Chairman of the Board’s Compensation.” For information regarding additional compensation paid to Mr. Rosenzweig, see “Certain Relationships and Related Transactions”.

In addition, in 2018, each non-management director was awarded 3,625 shares of restricted stock under our 2018 Incentive Plan. The restricted stock has a five year vesting period, subject to acceleration upon the occurrence of specified events, during which period the owner is entitled to vote and receive distributions, if any, on such shares. Non-management directors who reside outside of the local area in which our executive office is located are reimbursed for travel expenses incurred in attending Board and committee meetings.

The following table sets forth the cash and non-cash compensation paid to our directors for their service in such capacity in 2018, all of whom, except for Israel Rosenzweig, are non-management directors:

	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Alan H. Ginsburg	27,500		42,920	13,388	83,808
Louis C. Grassi	47,250		42,920	13,388	103,558
Gary Hurand	40,250		42,920	13,388	96,558
Israel Rosenzweig	247,500	(4)	37,450	29,015	313,965
Jeffrey Rubin	37,750		42,920	13,388	94,058
Jonathan H. Simon	28,000		42,920	13,388	84,308
Elie Weiss	35,000		42,920	13,388	91,308
(1)	This table does not reflect: (a) the compensation we paid Jeffrey A. Gould, our President, Chief Executive Officer and a director; Fredric H. Gould, a director; and Matthew J. Gould, an executive officer and director; and (b) compensation paid to Fredric H. Gould, Matthew J. Gould and Israel Rosenzweig by Majestic Property Management Corp., which is wholly-owned by Fredric H. Gould. See “Executive Compensation—Summary Compensation Table” and “Certain Relationships and Related Transactions” for information regarding the compensation paid these individuals.
(2)	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718. Generally, the aggregate grant date fair value is the amount that we expect to expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense and do not correspond to the actual value that will be realized by these directors.
(3)	Reflects dividends declared in 2018 on unvested restricted stock. With respect to Mr. Rosenzweig includes (i) dividends of $16,574 declared in 2018 on unvested restricted stock awarded and (ii) premiums of $12,441 for disability and long-term care insurance and excludes fees of $54,468 for Services. See “Certain Relationships and Related Transactions.”
(4)	Reflects the retainer paid for serving as Chairman.

The table below shows the aggregate number of unvested stock awards held by the named directors and the value thereof as of September 30, 2018:

Name	Unvested Stock Awards (#)		Market Value of Unvested Stock Awards ($)
Alan H. Ginsburg	17,250	(1)	207,690
Louis C. Grassi	17,250	(1)	207,690
Gary Hurand	17,250	(1)	207,690
Israel Rosenzweig	21,153	(2) (3)	331,891
Jeffrey Rubin	17,250	(1)	207,690
Jonathan H. Simon	17,250	(1)	207,690
Elie Weiss	17,250	(1)	207,690
(1)	In January 2019, 2020, 2021, 2022, and March 2023, 3,250 shares, 3,250 shares, 3,500 shares, 3,625 shares and 3,625 shares are scheduled to vest, respectively.
(2)	In January 2019, 2020, 2021, 2022, and March 2023, 5,200 shares, 5,200 shares, 4,140 shares, 3,450 shares, and 3,163 shares are scheduled to vest, respectively.
(3)	Includes up to 33,750 shares of common stock underlying restricted stock units, which we refer to as RSUs, scheduled to vest in September 2021, subject to satisfaction of market and/or performance conditions. See “Executive Compensation–Outstanding Equity Awards at Fiscal Year-End” and note 12 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2018 (the “Annual Report”).

Non-Management Director Executive Sessions

In accordance with New York Stock Exchange listing standards, our non-management directors meet regularly in executive sessions without management. The person who presides over executive sessions of non-management directors is one of the committee chairmen. To the extent practicable, the presiding director at the executive sessions is rotated among the chairmen of the Board’s committees.

Communications with Directors

Stockholders and interested persons who want to communicate with our Board or any individual director can write to:

BRT Apartments Corp.
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
Attention: Secretary

Your letter should indicate that you are a stockholder of BRT Apartments Corp. Depending on the subject matter, the Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly; for example where it is a request for information about our company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, the Secretary will present a summary of communications received, if any, since the last meeting and make those communications available to the directors on request.

In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to “Non-Management Directors” at the address set forth above. Please note that the envelope should contain a clear notation that it is confidential.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth information concerning our shares owned as of the close of business on January 9, 2019 by (i) each person beneficially owning five percent or more of our outstanding shares, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Alan H. Ginsburg(2)	41,930	*
Fredric H. Gould(2)(3)	3,658,189	22.9
Jeffrey A. Gould(2)(4)	3,433,412	21.5
Matthew J. Gould(2)(5)	3,437,241	21.6
Mitchell Gould	167,554	1.0
Louis C. Grassi(2)	47,493	*
Gary Hurand(2)(6)	384,696	2.4
David W. Kalish(7)	494,096	3.1
Israel Rosenzweig(2)	419,040	2.6
Steven Rosenzweig	36,718	*
Jeffrey Rubin(8)	48,660	*
Jonathan H. Simon(2)	41,930	*
Elie Weiss(2)(9)	59,271	*
George Zweier	72,690	*
Gould Investors L.P(10)	2,989,898	18.7
All directors and executive officers as a group (16 persons)	6,232,832	38.7
*	Less than 1%
(1)	Shares are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the shares. The percentage of beneficial ownership is based on 15,910,669 shares outstanding as the close of business on January 9, 2019.
(2)	A director.
(3)	Includes (i) 271,440 shares owned by the pension and profit sharing trusts of REIT Management Corp. and BRT Apartments Corp., as to which shares he has shared voting and investment power, (ii) 23,469 shares owned by a charitable foundation, of which he is a director, as to which shares he shares voting and investment power, (iii) 33,259 shares owned by a trust for the benefit of his grandchildren of which he is a trustee (as to which shares he disclaims beneficial interest), (iv) 25,260 shares owned by a partnership in which an entity wholly owned by him is the managing general partner, and (v) 2,468 shares held by him as custodian for a grandson (as to which shares he disclaims beneficial interest). Also includes 2,989,898 shares owned by Gould Investors, as Mr. Fredric H. Gould is the sole owner of the managing general partner of Gould Investors. Excludes 7,512 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.
(4)	Includes 3,315 shares owned by Jeffrey A. Gould as custodian for one of his children (as to which shares he disclaims beneficial ownership), 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 33,259 shares owned by a trust for the benefit of his children and other relatives of which he is a trustee (as to which he disclaims beneficial ownership), and 2,989,898 shares owned by Gould Investors. He is a director and senior vice president of the managing general partner of Gould Investors.

(5)	Includes 47,633 shares owned by Matthew J. Gould as custodian for his children (as to which shares he disclaims beneficial ownership), 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 33,259 shares owned by a trust for the benefit of his children and other relatives, of which he is a trustee (as to which he disclaims beneficial ownership), and 2,989,898 shares owned by Gould Investors. Matthew J. Gould is Chairman of the Board of the managing general partner of Gould Investors. Does not include 1,140 shares owned by his children, as which he disclaims beneficial ownership.
(6)	Includes 101,945 shares owned by limited liability companies in which Mr. Hurand is a member and 161,479 shares owned by a corporation in which Mr. Hurand is an officer and shareholder. Mr. Hurand shares voting and investment power with respect to the shares owned by these entities.
(7)	Includes 312,634 shares owned by the pension and profit sharing trusts of BRT Apartments Corp., REIT Management Corp. and Gould Investors as to which Mr. Kalish, as trustee, has shared voting and investment power. Does not include 4,870 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.
(8)	Includes 13,102 shares pledged as collateral for a line of credit. No amounts are outstanding on such credit line.
(9)	Excludes 271 shares owned by his spouse, as to which shares he disclaims beneficial ownership.
(10)	Such person’s address is: 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021.

ELECTION OF DIRECTORS
(Proposal 1)

The Board is divided into three classes, each of which is elected for a staggered term of three years. Our Articles of Incorporation provides for ten directors, subject to increase or decrease as determined by the Board. The Board may, following the meeting, increase the size of the Board and fill any resulting newly created directorships.

At the annual meeting of stockholders, four Class II Directors will be elected to our Board. Each nominee, Matthew J. Gould, Louis C. Grassi, Israel Rosenzweig and Jeffrey Rubin, has been recommended to our Board by the nominating and corporate governance committee for election at the annual meeting and each nominee has been nominated by our Board to stand for election at the annual meeting, to hold office until our 2022 annual meeting and until his successor is elected and qualified. Class I Directors and Class III Directors will continue to serve as directors until our 2021 annual meeting and 2020 annual meeting, respectively, and until their respective successors are duly elected and qualify. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

We expect each nominee to be able to serve if elected. However, if any nominee is unable to serve as a director, the persons named in the proxy card may vote for any substitute nominee proposed by the Board.

In an uncontested election, each nominee for director will be elected only if he receives the affirmative vote of a majority of the total votes cast “for,” “against” and “withheld” for such nominee. As set forth in our Corporate Governance Guidelines, any nominee for director who is an incumbent director but who is not elected by the vote required in the Bylaws, and with respect to whom no successor has been elected, is required to promptly tender his offer to resign to the Board for its consideration. The nominating committee will recommend to the Board whether to accept the offer to resign. No later than the next regularly scheduled Board meeting to be held at least ten days after the date of the election, the Board will decide whether to accept such offer and promptly and publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. If the resignation is accepted, the Board will either leave such position vacant, reduce the size of the Board or elect another individual to serve in place of the resigning director. The nominating committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

The following table sets forth certain information regarding each nominee for election to the Board:

Nominees for Election as Class II Directors Whose Term Will Expire in 2022

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Matthew J. Gould 59 years
Director since 2001 and a Senior Vice President since 1993. Vice President of REIT Management Corp., former advisor to the Company, since 1986; from 1999 through 2011, Director and Senior Vice President, from 1989 through 1999, President, from 2011 through 2013, Vice Chairman and from 2013, Chairman of the Board of Directors of One Liberty Properties; from 1996 through 2012, President, and from 2013, Chairman of the Board, of Georgetown Partners, Inc. He is the son of Fredric H. Gould and brother of Jeffrey A. Gould. His experience in real estate matters, including the acquisition and sale of real property, mortgage financing and real estate management, makes him a valuable member of our board in its deliberations.

Louis C. Grassi 63 years
Director since 2003; Managing partner of Grassi & Co. CPAs, P.C. since 1980; Director of Flushing Financial Corp. since 1998 and serves as chairman of its audit committee. Mr. Grassi has been involved for more than 28 years in accounting and auditing issues. His knowledge of financial and accounting matters and his experience as a director and member of the audit committee of a publicly traded financial institution provides him with the accounting and governance background and the skill needed as the chairman and financial expert of our audit committee.

Israel Rosenzweig 71 years
Chairman of the Board since 2013, Director and Vice Chairman of the Board from 2012 through 2013 and Senior Vice President from 1998 through 2012; Vice President of Georgetown Partners, Inc., since 1997; from 2000 to 2009, President of GP Partners, Inc., an affiliate of Gould Investors L.P., which provided advisory services in the real estate and financial services industries to an investment advisor; Senior Vice President of One Liberty Properties, Inc. since 1989. His experience as a lending officer at a major financial institution, his knowledge and experience in business, finance and accounting matters and his more than 34 years of experience in the real estate industry provides the Board with an experienced and knowledgeable chairman.

Jeffrey Rubin 50 years
Director since 2004; since 2009, President and CEO of The JR Group, which provides consulting services to the electronic payment processing industry; President and Chief Executive Officer of Premier Payments, a provider of credit card processing services for merchants throughout the United States, from 2012 until its sale in 2015; President and director of Newtek Business Services, Inc., a provider of business services and financial products to small and medium sized businesses, from 1999 to 2008; Chief Executive Officer of Summit Processing Group LLC since 2008. Mr. Rubin’s experience as the president and a director of a public company and his experience in business and financial matters are valuable to our company as the chairman of our compensation committee and in his activities as a director.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MATTHEW J. GOULD, LOUIS C. GRASSI, ISRAEL ROSENZWEIG AND JEFFREY RUBIN AS CLASS II DIRECTORS. THE PERSONS NAMED IN THE PROXY CARD INTEND TO VOTE SUCH PROXY FOR THE ELECTION OF SUCH PERSONS AS DIRECTORS.

The following table sets forth certain information regarding directors whose terms will continue after the date of the annual meeting:

Class III Directors Whose Term Will Expire in 2020

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Fredric H. Gould 83 years
Director since 1983 and Chairman of our Board from 1984 through 2013; with respect to One Liberty Properties, Inc., Chairman of the Board of Directors from 1989 to 2013, Vice Chairman of the Board since 2013, Chief Executive Officer from 2005 to 2007, and President from 2005 to 2006; Chairman of the Board of Georgetown Partners, Inc. from 1997 to 2012 and director since 2013; President since 1986 of REIT Management Corp., former advisor to the Company; Director of East Group Properties, Inc. since 1998. He is the father of Matthew J. Gould and Jeffrey A. Gould. Mr. Gould has been involved in the real estate industry for more than 50 years, as an investor, owner, manager, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has served as a director of four real estate investment trusts, and as a director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our company’s business and history makes him an important member of our Board.

Gary Hurand 72 years
Director since 1990; President of Dawn Donut Systems, Inc. since 1971; President of Management Diversified, Inc., a real property management and development company, since 1987; Director of Citizens Republic Bancorp Inc. and predecessor from 1990 through 2013. He is the father-in-law of Elie Weiss. Mr. Hurand brings valuable business and leadership skills to the Board in light of his extensive experience in commercial real estate and in business operations and as a former director and member of the audit committee of a publicly traded financial institution.

Elie Weiss 46 years
Director since 2007; engaged in real estate development since 1997; Executive Vice President of Robert Stark Enterprises, Inc., a company engaged in the development and management of retail, office and multi-family residential properties from 1997 to 2007; President of Real Estate for American Greetings from 2013 to 2017. Mr. Weiss is currently CEO of Five Forty Investments and a principal in a restaurant development and operating group, Paladar Restaurant Group. He is also actively engaged in managing his personal real estate investments. He is the son-in-law of Gary Hurand. His real estate and entrepreneurial experiences makes him a valuable member of our board.

Class I Directors Whose Term Will Expire in 2021

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Alan H. Ginsburg 80 years
Director since 2006; Chief Executive Officer since 1987 of The CED Companies, a private company which develops, builds and manages multi-family apartment communities. His more than 30 years experience as chief executive officer of a real estate developer/manager provides our board with a long-term perspective on the real estate industry.

Jeffrey A. Gould 53 years
Director since 1997, President and Chief Executive Officer since 2002 and President and Chief Operating Officer from 1996 to 2001; Senior Vice President and director since 1999 of One Liberty Properties; Senior Vice President of Georgetown Partners, Inc., managing general partner of Gould Investors L.P., since 1996. He is the son of Fredric H. Gould and the brother of Matthew J. Gould. Mr. Jeffrey A. Gould’s experience in a broad range of real estate activities, including real estate evaluation and management, real estate acquisitions and dispositions, mortgage lending and his 15 years as our President enables him to provide key insights on strategic, operational and financial matters related to our business.

Jonathan H. Simon 53 years
Director since 2006; President and Chief Executive Officer since 1994 of The Simon Baron Development Group (f/k/a The Simon Development Group), a private company which develops, owns and manages a diverse portfolio of residential, retail and commercial real estate, primarily in New York City. His background in the real estate industry and in particular, his experience in real estate development, affords him an understanding of the challenges faced in real estate development activities which is helpful in our development and acquisition activities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Highlights

The following are highlights of our compensation practices; we encourage you to read the more detailed information set forth herein:

•	all of our named executive officers (as defined herein) are employees at will—none of these officers have employment agreements with us;
•	there are no severance or similar arrangements for our named executive officers, other than amounts which have vested under qualified defined contribution plans and the accelerated vesting of restricted share awards and restricted stock units upon the occurrence of specified events as described herein;
•	there are no excise tax gross ups or similar arrangements for our executive officers;
•	the restricted shares awarded to our full-time named executive officers generally vest on a “cliff vesting” basis five years after the grant date—the shares do not vest incrementally on a quarterly or annual basis;
•	the RSUs awarded to our executive officers in 2016 vest, assuming continued service through the 2021 vesting date, only if, and to the extent that, performance and/or market conditions are satisfied—we believe that these conditions establish challenging hurdles as only 50% of the awards (excluding the effect of the peer group adjustments (as described under “–Components of Executive Compensation–Post Employment Benefits Program”)) would have vested as of September 30, 2018;
•	we are entitled to clawback compensation under specified circumstances, as more fully described under “ – Components of Executive Compensation–Clawbacks”;
•	the compensation we pay our named executive officers is generally related (though not formulaically tied to) to our financial performance and to a subjective evaluation of the individual performance of each such officer;
•	our compensation committee is comprised entirely of independent directors; and
•	our compensation committee oversees risks with respect to our compensation programs.

General

This compensation discussion and analysis describes our compensation objectives and policies as applied to our chief executive officer, chief financial officer and our three other most highly compensated officers (collectively, the “named executive officers”) in 2018. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis. We also describe compensation actions taken historically to the extent it enhances an understanding of our executive compensation disclosure. Generally, our compensation committee oversees our compensation program, recommends to our Board for its approval the compensation of executive officers employed by us on a full-time basis and the compensation paid those performing Services (as described below). Our audit committee reviews the appropriateness of the allocation to us under a shared services agreement of the compensation of executive officers who perform services for us on a part-time basis and the compensation paid for the Services. Historically, another element of our compensation program was the fee paid by us to our former advisor, REIT Management, pursuant to the amended and restated advisory agreement, as amended, which we refer to as the “advisory agreement,” and the related payment by such advisor of compensation to certain of our executive officers. The services the former advisor performed for us included, among other things, participating in our property acquisition analysis (which included executives of REIT Management serving on our investment committee), property disposition consultation and review, developing and maintaining banking and financing relationships, providing investment advice, long-term planning and consulting with our executives and employees in other aspects of our business, as required. Effective as of December 31, 2015, the advisory agreement was terminated and in lieu thereof, we retained certain related parties on an at-will basis to continue to perform the services, which we refer to as the Services, previously provided pursuant to the advisory agreement.

For the past several years, we have used the following compensation structure with respect to the compensation paid by us to our executive officers:

•	executive officers who devote all, or substantially all, their business time to our affairs are compensated directly by us. The named executive officers who fit into this category are Jeffrey A. Gould, our President and Chief Executive Officer, Mitchell Gould, our Executive Vice President and George Zweier, our Vice President and Chief Financial Officer. These named executive officers are involved on a full-time basis in our multi-family property activities, management of our other real estate assets, and/or financial reporting; and
•	executive officers who devote their time to us on a part-time basis, whose basic annual compensation (base salary, bonus, if any, and perquisites) is allocated to us under a shared services agreement based upon the estimated time each devotes to our business activities compared to the estimated time each devotes to the other parties to the shared services agreement. These executive officers perform services to us related primarily to legal, accounting, insurance and tax matters, corporate governance, SEC and New York Stock Exchange reporting and other regulatory matters, and consult with our executives and employees in areas involving multi-family property acquisitions, dispositions and financings, property management, and capital raising. These executive officers may also be compensated by us for their provision of the Services. See “Certain Relationships and Related Transactions.” David W. Kalish, Senior Vice President, Finance and Steven Rosenzweig, Vice President, respectively, are the only named executive officers who fit into this category.

Say-on-Pay

In reviewing our compensation philosophy and practices and in approving compensation for 2018, the compensation committee was aware of the results of our March 2017 “say-on-pay” vote in which approximately 96.4% of the shares that voted on such proposal voted to approve our executive compensation practices. The compensation committee viewed such results as supportive of our compensation philosophy, practices and determinations.

Objectives of our Executive Compensation Program

A principal objective of our compensation program for full-time officers is to ensure that the total compensation paid to them is fair and competitive. The compensation committee believes that relying on this principle permits us to retain and motivate these officers.

With respect to senior executive officers whose compensation is allocated to us under the shared services agreement (i.e., part-time officers) it is our objective that each of these officers receives compensation which, as allocated to us, is reasonable for the services they perform on our behalf, and that these executives provide us with sufficient time and attention to meet our needs and to perform their duties on our behalf. The compensation committee believes that:

•	our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to fully meet our needs and perform their duties effectively; and
•	utilizing part-time executive officers pursuant to the shared services agreement enables us to benefit from access to, and the services of, a group of senior executives with experience and knowledge in real estate acquisitions and dispositions, real estate management, finance (including mortgage financing), banking, legal (including SEC reporting), accounting and tax matters that an organization our size could not otherwise afford.

Compensation Setting Process

Full-Time Officers

Since we have only eight full-time employees, we determine compensation for our full-time employees, including our executive officers, on a case- by-case basis and, except with respect to the performance metrics established in connection with our RSUs, our compensation decisions are subjective.

For our full-time executive officers, the recommendations of the Chief Executive Officer play a significant role in the compensation setting process, since he is aware of each executive officer’s duties and responsibilities and is most qualified to assess the level of each officer’s performance in carrying out his duties and responsibilities. The Chief Executive Officer, prior to making recommendations to the compensation committee concerning each executive officer’s compensation, consults with other senior executive officers. In considering base compensation and bonuses, the Chief Executive Officer and other senior executive officers assess an individual’s performance, which assessment is highly subjective, and our overall performance for the preceding year including, without limitation, the progress of our business in general, our multi-family property acquisition and disposition activities, our revenues, results of operations, funds from operations, adjusted funds from operations, stockholder return and the management of our real estate portfolio (collectively, the “Performance Criteria”). Since executive officers have different responsibilities, no Performance Criteria is given more weight than any other. Based on the foregoing, the Chief Executive Officer proposes to the compensation committee with respect to each full-time executive officer, a base salary for the following year, a cash bonus applicable to the recently completed year (which is paid in the following year), the perquisites to be made available for the following year and the number of shares of restricted stock to be awarded to each individual executive officer in the following year. The compensation committee reviews and discusses (including discussions without management’s participation), the CEO’s recommendations and takes into account the Performance Criteria. The compensation committee has discretion to accept, reject or modify the recommendations. The final decision by the compensation committee on compensation matters related to executive officers is reported to the Board, which can approve, modify or reject recommendation of the committee.

With respect to our Chief Executive Officer, the (i) chairman of the committee and the Chief Executive Officer may meet to discuss the Chief Executive Officer’s compensation, and/or (ii) Chief Executive Officer or other senior executives may make recommendations to the compensation committee as to the appropriate level of compensation to be paid the Chief Executive Officer. The compensation committee then meets, without management, to discuss the Chief Executive Officer’s base salary for the following year, a cash bonus applicable to the recently completed year (which is paid in the following year), and the perquisites to be made available for the following year. The committee takes into account the Performance Criteria and in its discretion, may take into account any compensation the Chief Executive Officer received from the parties to the shared services agreement. The compensation committee then reports its recommendations to the Board, which can approve, modify or reject the recommendation of the committee. The number of shares of restricted stock to be awarded to the Chief Executive Officer is considered and determined by the committee annually, at the same time the committee considers and approves all restricted stock awards to be made for that year.

Part-Time Executive Officers

Shared Services Agreement

Fredric H. Gould, the former chairman of our Board, is a principal executive and/or sole owner of each entity which participates with us in the shared services agreement. In such capacity, he, in consultation with our Chief Executive Officer and other senior executives, determines the annual base compensation of our part-time executive officers to be paid in the aggregate by one or more of the entities which are parties to the shared services agreement. Our audit committee reviews the allocations made under the shared services agreement to determine that the allocations have been made in accordance with the terms of this agreement and its conclusions are reported to the Board.

Services

Our Chief Executive Officer, in connection with other senior executive officers and management directors, recommends to the compensation and/or audit committees, the compensation to be paid for the performance of the Services by our part-time executive officers and others. Our compensation committee and audit committee review and approve the individuals performing the Services and the amounts such individuals are to be compensated. Each such committee and the Board have the authority to accept, modify or reject such recommendation and such determinations are approved by the Board.

Components of Executive Compensation

The principal elements of our compensation program for executive officers in 2018 were:

•	base salaries;
•	annual cash bonuses, which are available only to full-time executive officers and are provided in the form of a cash payment (and to the extent part-time executive officers are awarded cash bonuses by any of our affiliates that are party to the shared services agreement, our share of such bonuses is allocated to us pursuant to such agreement (see “Certain Relationships and Related Transactions—Related Party Transactions”);
•	compensation paid to part-time executive officers in connection with their performance of the Services;
•	long-term equity in the form of restricted stock; and
•	special benefits and perquisites (i.e., additional disability insurance, long term care insurance, payment of education benefits and an automobile allowance (including insurance, maintenance and repairs)).

In determining 2018 compensation, the compensation committee did not have a specific allocation goal between cash and equity-based compensation.

Base Salary

Full-Time Executive Officers

Base salary is the basic, least variable form of compensation for the job an executive officer performs and provides each full-time executive officer with a guaranteed annual income. Base salaries of executive officers compensated by us directly are generally targeted to be competitive with the salaries paid to executives performing substantially similar functions at other REITs with a market capitalization similar to ours, taking into consideration the region in which our executive officers are located. Any increase in base salary is determined on a case-by-case basis, is not based upon a structured formula and is based upon, among other considerations, (i) such executive’s current base salary, (ii) the recommendation of the Chief Executive Officer and other senior executive officers, (iii) our performance in the preceding year (e.g., acquisition, disposition and financing activities, revenues, net income, funds from operations, adjusted funds from operations, stock price performance, dividends and any one or more of the foregoing), (iv) the individual’s performance, (v) years of service, (vi) job responsibilities; and (vii) subjective factors.

Part-Time Executive Officers

In setting the annual base salary for these officers, our management directors and senior executive officers, in consultation with one another, consider and review the executive’s responsibilities to all parties to the shared services agreement, the executive’s performance, years of service, current annual base salary and the performance of the companies which participate in the shared services agreement. The annual base salary is allocated to the entities which are parties to the shared services agreement, including us, based on the estimated time devoted by our executives to each entity that is a party to such agreement.

Bonus

We provide the opportunity for our full-time executive officers and other full and part-time employees to earn an annual cash bonus. We provide this opportunity both to reward our officers and employees for past performance and to motivate and retain talented people. We recognize that annual bonuses are almost universally provided by other companies with which we might compete for talent. Annual cash bonuses for our executive officers (including the three named executive officers who devote substantially all of their business time to our affairs) are determined on a case-by-case basis and are determined subjectively. In determining annual cash bonuses, consideration is given to both an executive’s performance and to our overall performance in the applicable year. Once our compensation committee has approved the annual bonus to be paid to each executive officer, the compensation committee presents its recommendations to the Board for their approval. Based on our present structure and our small number of full-time executive officers, our compensation committee has not established formulas or performance goals to determine cash bonuses for our executive officers.

Services

Our management directors and certain part-time executive officers, including two named executive officers (i.e., David W. Kalish and Steven Rosenzweig), provide Services. See “Executive Compensation–Compensation Discussion and Analysis – General” for a description of the Services. The other executive officers and management directors performing Services are: Fredric H. Gould, Isaac Kalish, Israel Rosenzweig, Matthew J. Gould and Mark H. Lundy. See “Certain Relationships and Related Transactions.”

Long-Term Equity and Long-Term Equity Incentive Awards

We provide the opportunity for our full-time and part-time executive officers to receive long-term equity and long-term equity incentive awards. These compensation programs are designed to recognize responsibilities, reward performance, retain our executive officers, motivate future performance and align the interests of our executive officers with our stockholders’ interests. The compensation committee reviews annually management’s recommendations for long-term equity awards for all our officers, directors and employees and makes determinations with respect to the grant of such awards. In making these determinations, the compensation committee considers the factors it considers relevant, including our performance and an individual’s performance. Existing ownership levels are not a factor in award determinations.

We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSUs. For approximately the past ten years, we have awarded only restricted stock and in 2016, initiated the use of RSUs. We do not anticipate issuing any additional RSUs until 2021, the expiration of the vesting period with respect to the RSUs granted in 2016. The compensation committee generally believes restricted stock awards and RSUs are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of the five-year cliff vesting requirement and is entitled to dividends prior to vesting. Executive officers realize value upon the vesting of the restricted stocks, with the value potentially increasing if our stock performance increases. RSUs provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock awards and RSUs align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive than option grants.

All the outstanding restricted stock awards and RSUs provide for five-year “cliff” vesting. The compensation committee believes that awards with five-year “cliff” vesting provide a strong retention incentive for executives, reduces the potential risk associated with equity awards and aligns the interests of our executive officers with our stockholders. We view our capital stock as a valuable asset that should be awarded judiciously. For that reason, it has been our policy that the aggregate restricted stock awards granted each year to our executive officers, employees, directors and consultants should not exceed approximately 1% of our issued and outstanding common stocks. In 2018, the restricted stock awards constituted approximately 1% of our outstanding shares of common stock at the time of grant.

We do not have a formal policy on timing equity compensation grants in connection with the release of material non-public information. Generally, equity awards are granted in January of each year. Our compensation committee has reviewed our compensation policies and practices to ascertain if the risks arising from such policies or practices are reasonably likely to have a materially adverse effect on our company. The compensation committee concluded that while our compensation program takes into account the company’s performance the program does not encourage excessive or unnecessary risk-taking and our policies and practices achieve a balance between annual performance and long-term growth.

See “—Outstanding Equity Awards at Fiscal Year End” and note 12 of our consolidated financial statements included in the Annual Report for additional information about our RSUs.

Clawbacks

We are entitled to clawback or obtain reimbursement of an executive’s compensation under the following circumstances:

•	in the event we are required to restate our financial statements due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer are required to reimburse us for (i) any bonus or other incentive based compensation or equity based compensation they receive from us during the 12 months following the initial public issuance of the financial document embodying such financial reporting requirement and (ii) profits from the sale of our common stock during such 12 months;

•	if an executive officer’s relationship with us is terminated for cause (e.g., insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform such person’s duties and responsibilities and other misconduct of any kind, as determined by the compensation committee, then (i) all options (except to the extent exercised) immediately terminate and (ii) the officer’s rights to all restricted stock, RSUs and performance share awards(except to the extent such awards have vested) are forfeited immediately; and
•	in accordance with any additional claw-back policy implemented by us, whether implemented prior to or after the grant of an award pursuant to our equity incentive plans.

Executive Benefits and Perquisites

We provide our executive officers and our employees with a competitive benefits and perquisites program. For 2018, the executive benefits and perquisites we provided to executive officers generally accounted for a small percentage of the compensation provided by, or allocated to, us for our executive officers. In addition to the benefits and perquisites provided to all our full-time employees, we provided to certain of our full-time executive officers an automobile allowance (including payments for automobile maintenance and repairs), the payment of college tuition expense and the payment of premiums for additional disability insurance and/or long-term care insurance. The cost of the executive benefits and perquisites provided to our part-time executive officers, which benefits are similar to those provided to our full-time executive officers, is allocated among us and other entities pursuant to the shared services agreement.

Employment and Severance Agreements; Post-Employment Benefits; Change of Control

None of our named executive officers has employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our Board.

We do not provide for any post-employment benefits to our named executive officers other than the accelerated vesting of our restricted stock awards and RSUs as described below.

Accelerated Vesting of Restricted Stock Awards

Generally, a person’s restricted stock award will vest fully in the event of such person’s death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment), or retirement (having reached the age of 65 and worked for us for at least ten consecutive years; death, disability and retirement referred to collectively as a “DDR Event”) or in the event of a change of control in our company. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 20% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our Board, other than changes approved by incumbent directors.

Accelerated Vesting of RSUs

Upon the occurrence of a DDR Event, subject to the satisfaction of the applicable performance criteria proportionately adjusted to give effect to a reduction in the five year performance cycle, which we refer to as the “adjusted performance conditions”, a pro rata portion (based on the percentage of days in the performance cycle that have elapsed) of the RSUs will vest.

Upon a change of control (as described above) occurring (i) after September 30, 2019, the RSUs will vest to the extent the applicable as adjusted market and/or performance conditions have been met and (ii) prior to or on September 30, 2019, a pro rata portion (based on the percentage of days in the performance cycle that have elapsed) of the RSUs will vest to the extent the applicable as adjusted market and/or performance conditions are met.

See “—Outstanding Equity Awards at Fiscal Year End” and note 12 of our consolidated financial statements included in the Annual Report for additional information about our RSUs.

Chairman of the Board’s Compensation

In 2018, our Chairman of the Board earned, and in 2019, he will earn, fees of $247,500 and $261,250, respectively. Our Chairman does not receive any additional direct compensation from us, other than fees for the services and long-term equity awards and long-term equity incentive awards, if any, granted to him by our compensation committee. Our Chairman may also receive compensation from other entities that are parties to the shared services agreement. For additional information regarding payments to our Chairman, see “Certain Relationships and Related Transactions.”

Deductibility of Executive Compensation

Prior to the 2017 Tax Cuts and Jobs Act, compensation that satisfied conditions set forth under Section 162(m) of the Internal Revenue Code to qualify as “performance-based compensation” was not subject to a $1 million limit on deductibility. The 2017 Tax Cuts and Jobs Act eliminates the performance-based compensation exception and additionally applies the limit to certain former executive officers. However, it provides a transition rule with respect to remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017, and which was not materially modified after that date. With the elimination of the exemption for performance-based compensation, we expect that we will be unable to deduct all compensation in excess of $1 million paid to the executive officers covered by the new tax law, other than previously granted awards that comply with the transition rules. Notwithstanding the repeal of the exemption for “performance-based compensation,” the compensation committee intends to maintain its commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance.

For 2018, we believe that most of the compensation paid to our full-time executives is deductible by us. While the compensation committee generally intends to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable, it has not adopted a formal policy that requires all such compensation to be fully deductible.

Analysis

Base Salary and Bonus

Full-Time Executive Officers

In accordance with the compensation setting process described above, base salary and cash bonuses for 2018 were approved as follows for the named executive officers compensated directly by us:

	2018 Base Salary ($)	2017 Base Salary ($)	2018 Bonus ($)(1)	2017 Bonus ($)(2)	Percentage Increase(3)
Jeffrey A. Gould,	806,844	784,375	120,000	110,000	3.6
President and CEO
Mitchell Gould,	397,975	382,638	60,300	55,000	4.7
Executive Vice President
George Zweier,	292,275	278,774	36,400	35,000	4.7
Vice President and CFO
(1)	Represents the bonus applicable to 2018 which was paid in January 2019.
(2)	Represents the bonus applicable to 2017 which was paid in January 2018.
(3)	Represents the increase from 2017 to 2018 in the sum of such person’s salary and bonus.

In setting Jeffrey A. Gould’s base salary for 2018, our compensation committee took into account our operating results, which improved significantly in 2017 compared to prior years, his continuing leadership in growing our company, and the fact that his base salary for 2018 represented a 2.9% increase from his 2017 base salary. In determining his 2018 bonus, the compensation committee took into account our sale of three multi-family properties and other assets for a gain to us, net of minority interests, of $37.3 million, our acquisition of six multi-family properties for an aggregate purchase price of $230.3 million, our purchase of the interests of two joint venture partners for an aggregate purchase price of $5.2 million, our initiation of an “at-the-market” equity offering program pursuant to which we raised $20.4 million of equity, the 11.1% increase in our quarterly dividend and our total stockholder return of approximately 19.9% in 2018.

The 4% increase in Mitchell Gould’s 2018 base salary from his 2017 base salary is due primarily to his individual performance in 2017 and a cost of living adjustment. Mitchell Gould’s 2018 bonus was based on his efforts with respect to the identifying, evaluating, negotiating and completing multi-family property purchases and sales, and his oversight of other employees engaged in such activities.

The 4.8% increase in Mr. Zweier’s 2018 base salary from his 2017 base salary is due primarily to his individual performance in 2017 and a cost of living adjustment. His 2018 bonus was based on his performance with respect to our acquisition and disposition activities and his activities in overseeing the results of our property portfolio; in particular, as they relate to financial and accounting matters.

Part-Time Named Executive Officers

David W. Kalish, Senior Vice President, Finance, has overall responsibility for implementation and enforcement of our internal controls, performs oversight and guidance in connection with our annual audit and our quarterly reports, performs oversight and guidance related to tax matters, including REIT compliance, is involved in banking relationships, chairs our disclosure controls and procedures committee and participates in the preparation and review of our disclosures under the Exchange Act, and press releases.

Steven Rosenzweig, a Vice President, serves as lead legal counsel in our acquisition, disposition and mortgage financing activities. He is also a member of our investment committee and as such is involved in analyzing and reviewing operating results of each property in our portfolio and in analyzing, reviewing and approving each of our acquisition, disposition and financing transactions.

The compensation committee determined that based on the value of Messrs. D. Kalish’s and S. Rosenzweig’s services on our behalf, the compensation of these officers, which is allocated to us, is reasonable.

Long-Term Equity and Equity Incentive Awards

We believe that our long-term equity compensation program, using restricted share awards and RSUs with five-year cliff vesting provides motivation for our executives and employees and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding restricted shares. Our policy remains to limit dilution and compensation costs. In March 2018 and January 2017, we issued 144,797 and 147,500 restricted stock awards, respectively, representing approximately 1% and 1.1% of our outstanding shares, respectively. In the past five years, excluding the one-time grant of 450,000 shares of common stock subject to RSUs in June 2016, we have awarded an average of 143,280 shares of restricted stock each year, representing an average of 1.0% per annum of our outstanding shares of common stock.

Fees for Services

The fees for Services were first paid in 2016 and in approving same, the compensation committee, the audit committee and Board took into account that after paying such fees, we would realize significant savings in comparison to the fees that would have been paid pursuant to the advisory agreement. The aggregate fee paid to seven individuals for Services in 2018 was $1,253,000. See “Certain Relationships and Related Transactions.”

Stock Ownership Policy

In view of the fact that our executive officers and directors beneficially own in the aggregate approximately 6.2 million, or 38.7%, of our outstanding shares of common stock, we do not have, nor do we believe there is a need to adopt, a policy regarding ownership of our shares of common stock by executive officers and directors since their ownership interest aligns their interest with the interests of our stockholders.

Perquisites

The perquisites we provide to our executive officers, which are in addition to the benefits we provide to all our employees, generally account for a small percentage of the compensation paid by us to or allocated to us for our executive officers. We believe that such perquisites are appropriate.

Post-Employment Benefits Program

The following table sets forth the value (based on the closing price of our stock on September 28, 2018 of $12.04 per share) of equity awards held by our named executive officers that would vest upon a DDR Event or a change in control as of September 30, 2018:

Name	Value of Unvested Restricted Stock Held as of September 30, 2018 ($)	Value of Outstanding RSUs at September 30, 2018 ($)(1)
Jeffrey A. Gould	828,533	222,740
George Zweier	409,360	120,400
Mitchell Gould	681,765	132,400
David W. Kalish	466,406	201,670
Steven Rosenzweig	200,610	150,500
(1)	Assumes that the middle tier performance level is achieved and that there is no adjustment, which we refer to as the “peer group adjustment,” in the number of RSUs that vest as a result of a comparison between us and our peer group with respect to the compounded annual growth rate in total stockholder return. See “–Outstanding Equity Awards at Fiscal Year End” and note 12 of our consolidated financial statements included in the Annual Report.

Summary Compensation Table

The following summary compensation table discloses the compensation paid and accrued for services rendered in all capacities to us during the years indicated for our named executive officers:

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(1)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)		Total ($)
Jeffrey A. Gould	2018	806,844	120,000	156,584	178,888	(6)	1,262,316
President and CEO	2017	784,375	110,000	110,648	138,767		1,143,790
	2016	704,129	110,000	277,849	367,564		1,459,542
George Zweier	2018	292,275	36,400	82,880	71,821	(7)	483,376
Vice President and CFO	2017	278,366	35,000	63,300	51,713		428,787
	2016	267,366	35,000	146,150	45,706		494,222
Mitchell Gould	2018	397,975	60,300	124,320	120,183	(8)	702,778
Executive Vice President	2017	382,638	55,000	96,005	56,638		590,281
	2016	370,621	55,000	190,835	49,808		666,264
David W. Kalish	2018	207,057	—	84,810	262,567	(9)	554,434
Senior Vice President, Finance	2017	214,591	—	59,080	234,820		508,491
	2016	194,053	—	220,699	270,809		685,561
Steven Rosenzweig	2018	254,304	—	35,520	263,130	(10)	552,954
Vice President	2017	260,200	—	26,687	215,630		502,417
	2016	188,584	—	157,128	135,084		480,796
(1)	The salary and bonus for each of Jeffrey A. Gould, George Zweier and Mitchell Gould is paid directly by us. Messrs. Kalish and Rosenzweig do not receive salary or bonus directly from us but receive an annual salary and bonus from Gould Investors L.P. and related companies and a portion of their respective salaries and bonuses are allocated to us pursuant to the shared services agreement. The amount of salary and bonus that is allocated to us is set forth under the “Salary” column in the Summary Compensation Table. See “Certain Relationships and Related Transactions” for a discussion of additional compensation paid to Messrs. J. Gould, Kalish and Rosenzweig by entities owned by Fredric H. Gould, a management director and the former Chairman of our Board.
(2)	The annual base salaries in calendar 2019 for each of Jeffrey A. Gould, George Zweier and Mitchell Gould are $835,460, $307,476, and $417,924, respectively.

(3)	The table sets forth the year in which the bonus was earned, not the year it was paid. The bonus for 2018, 2017 and 2016 reflects our performance and the performance of our named executive officers for such years and was paid in 2019, 2018 and 2017, respectively.
(4)	Reflects, for 2016, the aggregate grant date fair value of the RSUs and restricted stock awards, and for 2017 and 2018, the grant date fair value of restricted stock awards, in each case calculated in accordance with Accounting Standards Codification Topic 718—Stock Compensation, excluding the effect of estimated forfeitures. Generally, the aggregate grant date fair value is the amount that we expect to expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense and do not correspond to the actual value that will be realized by the named executives. Grant date fair values assumptions are consistent with those disclosed in note 12 to the consolidated financial statements included in our Annual Report.
(5)	We maintain a tax qualified defined contribution plan for all of our full-time officers and full and part-time employees, and entities which are parties with us to a shared services agreement (including Gould Investors) maintain substantially similar defined contribution plans for their officers and employees. We make an annual contribution to the plan for each officer and employee whose base salary is paid directly by us (and entities which are parties to the shared services agreement make annual contributions to their respective plans for their respective employees, which amounts are allocated to the parties to the shared service agreement in accordance with its terms) equal to 15% of such person’s annual earnings, not to exceed $40,500 for any person in 2018. The estimated amount payable as of September 30, 2018 to Jeffrey A. Gould, George Zweier and Mitchell Gould pursuant to this plan upon termination of their employment is $2,536,000, $959,000 and $1,156,000, respectively. The method of payment upon termination of employment is determined solely by the participant who may elect a lump sum payment, the purchase of an annuity or a rollover into an individual retirement account.
(6)	Includes dividends of $53,766 on unvested restricted stock, our contribution of $40,500 paid for his benefit to our defined contribution plan and perquisites totaling $84,622, of which $4,574 represents an automobile allowance, $4,237 represents a premium paid for additional disability insurance, $7,647 represents a premium paid for long-term care insurance and $68,164 represents an education benefit.
(7)	Includes dividends of $26,340 on unvested restricted stock, our contribution of $40,500 paid for his benefit to our defined contribution plan and a $4,981 automobile allowance.
(8)	Includes dividends of $44,100 on unvested restricted stock, our contribution of $40,500 paid for his benefit to our defined contribution plan, an education benefit of $28,186 and a $7,397 automobile allowance.
(9)	Includes dividends of $30,825 on unvested restricted stock, $210,000 we paid him for the Services, our contribution of $12,256 paid for his benefit to the Gould Investors L.P. defined contribution plan, and perquisites of $9,486, of which $5,650 and $3,836 represents our share of the amounts incurred by Gould Investors for long-term care and disability insurance and an automobile allowance, respectively. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.
(10)	Includes dividends of $12,456 on unvested restricted stock, $206,400 we paid him for the Services, our contribution of $33,145 paid for his benefit to the Gould Investors L.P. defined contribution plan, and perquisites of $11,129, of which $625 and $10,504 represents our share of the amounts incurred by Gould Investors for long-term care insurance and an automobile allowance, respectively. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.

Grants of Plan-Based Awards

The following table discloses the grant to our named executive officers of restricted stock awards which are scheduled to vest in 2023:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Jeffrey A. Gould	3/21/18	13,225	156,584
George Zweier	3/21/18	7,000	82,880
Mitchell Gould	3/21/18	10,500	124,320
David W. Kalish	3/21/18	7,163	84,810
Steven Rosenzweig	3/21/18	3,000	35,520

Outstanding Equity Awards at Fiscal Year-End

The following table discloses the number and value (based on the closing price per common share of common stock of $12.04 on September 28, 2018) of the outstanding equity awards at September 30, 2018 for our named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(6)
Jeffrey A. Gould	68,815	(1)	828,553	41,625	501,165
George Zweier	34,000	(2)	409,360	22,500	270,900
Mitchell Gould	56,625	(3)	681,765	24,750	297,990
David W. Kalish	38,738	(4)	466,406	37,687	453,751
Steven Rosenzweig	16,662	(5)	200,610	28,125	338,625
(1)	In January 2019, 2020, 2021, 2022, and March 2023, restricted stock awards with respect to 14,625, 14,625, 13,230, 13,110 and 13,225 shares, respectively, are scheduled to vest.
(2)	In January 2019, 2020, 2021, 2022, and March 2023, restricted stock awards with respect to 6,500, 6,500, 6,500, 7,500 and 7,000 shares, respectively, are scheduled to vest.
(3)	In January 2019, 2020, 2021, 2022, and March 2023, restricted stock awards with respect to 10,750, 12,000, 12,000, 11,375 and 10,500 shares, respectively, are scheduled to vest.
(4)	In January 2019, 2020, 2021, 2022, and March 2023, restricted stock awards with respect to 9,575, 8,000, 7,000, 7,000 and 7,163 shares, respectively, are scheduled to vest.
(5)	In January 2019, 2020, 2021, 2022, and March 2023, restricted stock awards with respect to 3,000, 3,500, 4,000, 3,162 and 3,000 shares, respectively, are scheduled to vest.
(6)	Reflects the maximum number of shares subject to RSUs (including the additional shares potentially issuable as a result of the peer group adjustment) scheduled to vest in 2021 upon satisfaction of market and/or performance based conditions. Approximately 44% of the award vests upon achieving a 12% compounded annual growth rate in total stockholder return from 2016 through 2021, and approximately 44% of the award vests upon achieving a 10% compounded annual growth rate over such period in adjusted funds from operations (as calculated pursuant to the award agreement). In addition, approximately 12% of the award vests if compounded annual growth in our total stockholder return over such period is in the top 25% of our peer group. We can provide no assurance that any value will be realized from these awards.

Option Exercises and Stock Vested

The following table discloses information with respect to the shares of restricted stock held by our named executive officers that vested in 2018:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Gould	13,725	179,798
George Zweier	6,000	78,600
Mitchell Gould	10,125	132,638
David W. Kalish	10,550	138,205
Steven Rosenzweig	—	—

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Jeffrey Rubin (Chairman)
Alan Ginsburg
Jonathan H. Simon

PAY RATIO

As required by and in accordance with, Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder, we provide below a reasonable estimate of the relationship of the annual total compensation of Mr. Jeffrey A. Gould, our Chief Executive Officer and President, to the median annual total compensation of our employees (other than the CEO). For 2018:

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $1,262,316;
•	the median annual total compensation of all our employees (other than our CEO) was $291,376; and
•	our CEO’s annual total compensation was 4.3 times that of the median of the annual total compensation of all our employees (other than our CEO).

In calculating this estimate, we included as our employees as of the September 30, 2018 measurement date, only those individuals to whom we are required by the Internal Revenue Code of 1986, as amended, to issue a Form W-2. We (i) annualized the compensation of those individuals who were not employed by us for all of 2018 and (ii) identified our median employee by calculating our employees’ total annual compensation in the same manner that the CEO’s total annual compensation is calculated for the Summary Compensation Table.

SEC rules allow companies to adopt a variety of methodologies and apply various assumptions in presenting this ratio. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Introduction

Fredric H. Gould, a director and former Chairman of our Board, is Vice Chairman of the Board of Directors of One Liberty Properties, Inc., a real estate investment trust listed on the New York Stock Exchange that is engaged in the ownership of a diversified portfolio of income-producing real properties that are net leased to tenants, generally under long-term leases. He is also a director and the sole stockholder of the managing general partner of Gould Investors. Gould Investors, a limited partnership that owns and operates a diversified portfolio of real estate and invests in other companies active in the real estate and finance industries, beneficially owns approximately 18.7% of our outstanding shares of common stock. Fredric H. Gould is the father of Matthew J. Gould and Jeffrey A. Gould.

Israel Rosenzweig, Chairman of our Board, is a Senior Vice President of One Liberty Properties and a Senior Vice President of the managing general partner of Gould Investors. He is the father of Steven Rosenzweig, a Vice President of BRT and an executive officer of the managing general partner of Gould Investors, and Alon Rosenzweig, our employee. Jeffrey A. Gould, a director and our President and Chief Executive Officer, is a Senior Vice President and a director of One Liberty Properties, a Senior Vice President and director of the managing general partner of Gould Investors and, a member of a limited liability company which is the other general partner of Gould Investors. Matthew J. Gould, a director and our Senior Vice President, is the Chairman of the Board of Directors of One Liberty Properties, Chairman of the Board of the managing general partner of Gould Investors and serves as director of a trust that is a member of a limited liability company which is the other general partner of Gould Investors. He is also an executive officer of Majestic Property. David W. Kalish, Isaac Kalish and Mark H. Lundy, each of whom is an executive officer of our company, are executive officers of One Liberty Properties and of the managing general partner of Gould Investors. Messrs. D. Kalish and Lundy are also officers of Majestic Property. David W. Kalish is the father of Isaac Kalish.

Related Party Transactions

Our 2017 and 2018 Equity Awards

In 2017 and 2018, respectively, each of the following individuals was granted shares of restricted stock with the indicated grant date fair value: Fredric H. Gould - $87,354 and $123,941; Matthew J. Gould - $110,648 and $156,584; Mark H. Lundy - $110,648 and $150,392; Israel Rosenzweig - $29,118 and $37,450; Isaac Kalish - $56,227 and $82,880; and Alon Rosenzweig - $77,547 and $94,720. The grant date fair value of these awards was calculated in the manner described in note 4 of the Summary Compensation Table. These amounts reflect our accounting expense for these awards and do not correspond to the actual value, if, any that may be realized by these individuals.

Services

In 2017, 2018 and 2019, we retained the following executive officers or directors, who in 2017 and 2018 received, and it is anticipated will receive in 2019, respectively, the compensation indicated for performing the Services: Fredric H. Gould, $207,500, $210,000 and $210,000; Matthew J. Gould, $207,500, $217,875 and $228,769; Isaac Kalish, $227,188, $245,138 and $257,400; Israel Rosenzweig, $51,875, $54,469 and $57,206; and Mark H. Lundy, $103,750, $108,938 and $110,250. See “Executive Compensation—Compensation Disclosure and Analysis—General” and, for information regarding named executive officers compensated for performing Services, see “Executive Compensation—Summary Compensation Table.”

Shared Services Agreement

We and certain related entities, including Gould Investors, One Liberty Properties, and Majestic Property Management, occupy common office space and share certain services and personnel in common. The allocation of these general and administrative expenses among these entities is computed in accordance with a shared services agreement based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each participating entity to such agreement. In 2017 and 2018, the amount of general and administrative expenses allocated to us represents approximately 21.7% and 22.6%, respectively, of the total expenses allocated to all entities which are parties to the shared services agreement. Specifically, in 2017 and

2018, we paid $346,000 and $497,000, respectively, for common general and administrative expenses, including telecommunication services, computer services, bookkeeping, secretarial and other clerical services and legal and accounting services. Other than the executive officers identified in the Summary Compensation Table, Isaac Kalish was the only executive officer engaged by us on a part-time basis in 2017 and 2018 whose salary, bonus and benefits allocated to us exceeded $120,000. The amounts allocated to us for the services he performed in 2017 and 2018 were $139,388 and $122,706, respectively.

As a cost saving measure, we obtain certain insurance (primarily property insurance) with Gould Investors and its affiliates and in 2017 and 2018, we reimbursed Gould Investors $24,000 and $26,000, respectively, for our share of insurance premiums.

Majestic Property

Majestic Property, which is wholly-owned by Fredric H. Gould, provides real property management services, real estate brokerage, and construction supervision services for us and affiliated entities, as well as companies that are non-affiliated entities. In 2017 and 2018, respectively, we paid Majestic Property fees of $32,000 and $33,000, representing, in the aggregate, less than 1% of the 2017 and 2018 revenues, respectively, of Majestic Property. Each of Fredric H. Gould, Jeffrey A. Gould, Matthew J. Gould, David W. Kalish, Mark H. Lundy, Israel Rosenzweig, Steven Rosenzweig, and Isaac Kalish, received compensation from Majestic Property in 2017 and 2018, which compensation is not included in the Summary Compensation Table. The fees paid by us to Majestic Property and the expenses reimbursed to Gould Investors under the shared services agreement were reviewed by our audit committee. Fredric H. Gould, Jeffrey A. Gould, Matthew J. Gould, David W. Kalish, Mark H. Lundy, Israel Rosenzweig, Steven Rosenzweig and Isaac Kalish also receive compensation from other entities wholly-owned by Fredric H. Gould and parties to the shared services agreement, none of which provided services to us or received compensation from us in 2017 or 2018.

Miscellaneous

Alon Rosenzweig received compensation of $318,246 and $374,477 in 2017 and 2018, respectively (including $166,250 and $179,375 in base salary for 2017 and 2018, respectively, bonus of $25,000 and $26,000 for 2017 and 2018, respectively, which were paid in 2018 and 2019, respectively, and $77,547 and $94,720 for 2017 and 2018, respectively, of restricted stock awards) and participated in the welfare and other benefit plans made available to executives.

Policies and Procedures

Our Conduct Code recognizes that we may enter into transactions between us and our affiliated entities, including the sharing and provision of services among us and our affiliated entities; it provides that we may enter into a contract or transaction with an affiliated entity provided that any such transaction is approved or ratified as required by the Maryland General Corporation Law and the NYSE’s listing standards.

Generally, related party transactions that are proposed are submitted to the audit committee for its prior review and, if appropriate, approval. To the extent payments are made pursuant to an agreement with a related party previously approved by the audit committee, such as payments under the shared services agreement, such payments are reviewed by the audit committee on a quarterly basis and if appropriate, approved. If a transaction relates to a member of our audit committee, such member does not participate in the audit committee’s deliberations. Our related party transactions are reported to our Board on at least an annual basis.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

General

The audit committee and the Board are seeking ratification of the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the year ending September 30, 2019. Representatives of BDO, our auditors for 2018, are expected to be present at the annual meeting and will have the opportunity to make a statement if such representatives desire to do so and will be available to respond to appropriate questions.

We are not required to have our stockholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is good corporate governance practice. If our stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain BDO, but may, after reconsidering, still decide to retain such firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 30, 2019.

Audit and Other Fees

The following table presents, except as otherwise indicated, BDO’s fees (including expenses) for the services indicated for 2018 and 2017:

	2018	2017
Audit fees(1)	$564,906	$524,085
Audit-related fees	—	—
Tax fees	—	6,883
All other fees	—	—
Total fees	$564,906	$530,968
(1)	Includes fees for the audit of our annual consolidated financial statements, the annual audit of internal controls over financial reporting, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, the audits of the statements of revenue and certain expenses performed in connection with multi-family property acquisitions in accordance with Rule 3-14 of Regulation S-X, and in 2017 for services rendered in connection with registration statements filed with the SEC.

Approval Policy for Audit and Non-Audit Services

The audit committee annually reviews and approves the retention of our independent registered public accounting firm for each fiscal year and the audit of our financial statements for such fiscal year, including the fee associated with the audit. In addition, the audit committee approves the provision of tax related and other non-audit services. Any fees for the audit and any fees for non-audit services in excess of those approved by the audit committee must receive the prior approval of the audit committee.

Proposals for any non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the audit committee.

For 2018, the audit committee pre-approved all of the audit, tax and non-audit services rendered by our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The role of the audit committee is to, among other things, select and engage our independent registered public accounting firm and to oversee and monitor our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is management’s responsibility to prepare financial statements in accordance with generally accepted accounting principles and for the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

In performing its duties, the audit committee:

•	met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;
•	discussed with the independent registered public accounting firm the overall scope and plan for its activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;
•	obtained representations from management to the effect that the year-end consolidated financial statements were prepared in accordance with generally accepted accounting principles;
•	was advised by the independent registered public accounting firm that it would render an unqualified opinion with respect to the year-end consolidated financial statements;
•	reviewed and discussed the year end consolidated financial statements with management and the independent registered public accounting firm;
•	discussed and evaluated our internal control procedures with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;
•	reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the SEC;
•	reviewed the unaudited quarterly financial statements prior to filing each Form 10-Q with the SEC and reviewed the related quarterly earnings press releases prior to issuance of same;
•	discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard (“AS”) No. 1301 (formerly AS 16), Communications with Audit Committees;
•	discussed with the independent registered public accounting firm such firm’s independence from BRT and management, and received the written disclosures and the letter from such firm required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence); and
•	reviewed and approved the independent registered public accounting firm’s fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm’s independence and concluded that it was compatible.

The audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee recommended that the Company’s audited consolidated financial statements for the year ended September 30, 2018 be included in its Annual Report on Form 10-K for the year ended September 30, 2018 for filing with the SEC.

Louis C. Grassi (Chairman)
Gary Hurand
Elie Weiss

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of our common shares to file Initial Reports of Ownership and Reports of Changes in Ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by the rules and regulations promulgated pursuant to the Exchange Act, to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of these reports filed with the SEC, we believe that none of our directors, executive officers and greater than 10% beneficial owners failed to file on a timely basis reports required by Section 16(a) during 2018.

ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY OF
PROXY MATERIALS

As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy.

This proxy statement (including the notice of meeting), the proxy card and our Annual Report are available at www.brtapartments.com/annualmeetingmaterials.pdf.

By order of the Board of Directors

S. Asher Gaffney, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

BRT APARTMENTS CORP.

March 13, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM New York City time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Annual Report to Stockholders, Notice of Meeting, Proxy Statement and Proxy Card are available at www.brtapartments.com/annualmeetingmaterials.pdf

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone, in person or the Internet.

00033303300000000000 6 031318

The Board of Directors recommends a vote "FOR" all nominees and "FOR" proposals 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors	FOR	AGAINST	WITHHOLD
Alan Ginsburg	☐	☐	☐
Jeffrey A. Gould	☐	☐	☐
Jonathan Simon	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Approve the BRT Apartments Corp. 2018 Incentive Plan.	☐	☐	☐
3. Ratify the appointment of BDO USA, LLP as BRT's independent registered public accounting firm for the fiscal year ending September 30, 2018.	☐	☐	☐

4. The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed above. If no direction is made, this Proxy will be voted FOR all nominees, FOR proposals 2 and 3, and in the discretion of the proxy holders on any other business properly brought before the meeting or at any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign, date and return this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy and insert the date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.